Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-125930, No. 333-128036, No. 333-140111 and No. 333-152753) of Liberty Global, Inc. of our report dated June 25, 2010, pertaining to the financial statements and supplemental schedules of the Liberty Global 401(k) Savings Plan — Puerto Rico as of December 31, 2009 and 2008 and for the year ended December 31, 2009 appearing in this Annual Report on Form 11-K.

/s/ Anton Collins Mitchell LLP

Denver, Colorado

June 25, 2010